UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 18, 2005

Date of Report (Date of Earliest Event Reported)

BENTLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10581	59-1513162
(Commission File Number)	(I.R.S. Employer Identification No.)

Bentley Park
2 Holland Way
Exeter, New Hampshire	03833
(Address of Principal Executive Offices)	(Zip Code)

(603) 658-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BENTLEY PHARMACEUTICALS, INC.

Item 1.01.                                          Entry into a Material Definitive Agreement.

John A. Sedor and Bentley Pharmaceuticals, Inc. (“Bentley”) entered into an employment agreement (the “Employment Agreement”) dated as of August 27, 2005 pursuant to which Mr. Sedor will serve as President of Bentley.  The term of the Employment Agreement began on August 27, 2005 and will terminate on December 31, 2006.  Thereafter, the Employment Agreement will renew automatically for successive one-year periods unless either party gives notice of non-renewal effective as of the date of expiration of the then applicable term.  The material terms and conditions of the Employment Agreement are set forth below.

As compensation under the Employment Agreement, Mr. Sedor will have a monthly base salary of $37,500 and annual bonuses of up to 50% of annual base salary, payable in cash and/or common stock, as determined by the Compensation Committee of the Board of Directors.  For 2005, the Compensation Committee has established a target bonus of 50%, which bonus will be prorated for actual days of service during the year.  Mr. Sedor’s bonus is subject to the terms of Bentley’s 2005 bonus plan, as described in Bentley’s Current Report on Form 8-K filed on April 5, 2005 and summarized as follows.  The bonus potential can be exceeded by up to 50% of the target for performance above target, or reduced down to 50% or even zero for performance below target.  Of the bonus potential, 75% will be based entirely on the Compensation Committee’s assessment of Bentley’s performance against corporate goals for earnings per share, cash flow and total shareholder return.  The remainder of the bonus potential will be based on the Compensation Committee’s subjective assessment regarding Mr. Sedor’s performance against individualized objectives.  Mr. Sedor will be eligible to participate in the employee benefit plans of Bentley made available generally to executive officers.

As required under the Employment Agreement, Bentley has granted Mr. Sedor a non-qualified stock option to purchase 150,000 shares of Bentley’s common stock at an exercise price equal to $11.00, the closing price of Bentley’s common stock on the business day immediately preceding the date of grant (which occurred on a non-trading day, August 27, 2005).  The option immediately vests as to 100,000 of the shares with the remaining 50,000 shares to vest on December 31, 2005.  Additionally, provided Bentley’s shareholders approve specified increases in the number of shares reserved under Bentley’s 2005 Equity and Incentive Plan, Bentley will grant Mr. Sedor (i) options to purchase 150,000 shares in 2006, vesting quarterly over 5 years, and, as long as Mr. Sedor remains an executive officer of Bentley, (ii) options to purchase at least 50,000 shares in each of the years 2006 through 2009 on the same terms as those granted to other executive officers.

Under the Employment Agreement, in the event that Mr. Sedor’s employment is terminated by Bentley without cause, Bentley will pay Mr. Sedor an amount equal to his base salary and bonus (the higher of the bonus target for the current year or the bonus paid in the prior year).  In the event of such a termination, the vesting of Mr. Sedor’s awards under Bentley’s 2005 Equity and Incentive Plan (“Plan Awards”) shall be accelerated on a pro rata basis determined by the number of completed months of service during the then current annual vesting period, and all other vesting of all other Plan Awards shall cease.

If Mr. Sedor terminates his employment for good reason, or Bentley terminates Mr. Sedor’s employment without cause, within 12 months after a change in control, (i) Bentley will pay Mr. Sedor two times the average of the aggregate of his annual cash compensation paid during the two prior calendar years, (ii) Bentley will pay Mr. Sedor a cash amount equal to the product of (1) the difference between (x) the fair market value of Bentley’s common stock at the time of the change in control and (y) the exercise price of the last granted equity award to Mr. Sedor and (2) the number of annual equity awards not yet granted under the Employment Agreement, (iii) all of Mr. Sedor’s then outstanding Plan Awards will vest immediately, and (iv) Mr. Sedor will be entitled to health and life insurance benefits for a period of up to 2 years.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 27, 2005, Mr. Sedor accepted the offer of Bentley’s Board of Directors to serve as Bentley’s President, effective as of August 27, 2005.  Mr. Sedor was appointed as President by Bentley’s Board of Directors on August 18,

2005, conditioned on his acceptance of employment.  The announcement of Mr. Sedor’s appointment was made by press release dated August 29, 2005, which press release is attached to this Form 8-K as Exhibit 99.1.

Mr. Sedor, age 61, served as President and CEO of Sandoz Inc. from 2001 to the present, where he was responsible for setting the vision and strategic direction for the company.  From 1998-2001, Mr. Sedor served as President and CEO of Verion, Inc., a technology company, where he developed and executed plans for product development and strategic alliances.  From 1996-1998, Mr. Sedor served as President and CEO of Centeon L.L.C., a biopharmaceutical joint venture, where he was responsible for the creation, launch and direction of the joint venture.  Mr. Sedor received his BS, Pharmacy/Chemistry from Duquesne University in 1970 and has studied strategic marketing at both Kellogg Graduate School of Management and Harvard University.

Mr. Sedor does not have any family relationship with any director or executive officer of Bentley.  Other than the Employment Agreement, there is no arrangement or understanding between Mr. Sedor and any other persons pursuant to which he was selected as an officer.

The material terms of the Employment Agreement are set forth in item 1.01 of this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)                                  Exhibits

99.1                           Press release announcing the appointment of John A. Sedor as President of Bentley Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2005	By:	/s/ Michael D. Price
Michael D. Price
Vice President and
Chief Financial Officer

BENTLEY PHARMACEUTICALS, INC.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Press release announcing the appointment of John A. Sedor as President of Bentley Pharmaceuticals, Inc.